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                               ASSET PURCHASE AGREEMENT

                                     BY AND AMONG

                             STAMFORD FHI ACQUISITION CORP.,

                                    FIBERITE, INC.

                                          AND

                                   HEXCEL CORPORATION


                                DATED AS OF APRIL 21, 1997


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                                  TABLE OF CONTENTS
                                  -----------------

                                                                      PAGE
                                                                      -----
                               ARTICLE I
                         PURCHASE AND SALE OF
                  ASSETS AND ASSUMPTION OF LIABILITIES                   2

Section 1.1   Purchase and Sale.......................................   2
Section 1.2   Consideration...........................................  10
Section 1.3   Closing.................................................  11
Section 1.4   Deliveries by Fiberite..................................  11
Section 1.5   Deliveries by Buyer.....................................  12

                             ARTICLE II-A
                  REPRESENTATIONS AND WARRANTIES OF
                              STAMFORD                                  12

Section 2A.1  Organization............................................  12
Section 2A.2  Authority...............................................  13
Section 2A.3  No Violations; Consents and Approvals...................  13

                             ARTICLE II-B
                  REPRESENTATIONS AND WARRANTIES OF
                              FIBERITE                                  14

Section 2B.1  Organization............................................  14
Section 2B.2  Authority...............................................  15
Section 2B.3  No Violations; Consents and Approvals...................  15

                             ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF BUYER               16

Section 3.1   Organization............................................  16
Section 3.2   Authority...............................................  16
Section 3.3   No Violations; Consents and Approvals...................  16

                              ARTICLE IV
                              COVENANTS                                 17

Section 4.1   Conduct of Business.....................................  17
Section 4.2   Access to Information...................................  19
Section 4.3   Commercially Reasonable Efforts; Other Actions..........  19
Section 4.4   Public Announcements....................................  20
Section 4.5   Notification of Certain Matters.........................  20
Section 4.6   Expenses................................................  20
Section 4.7   Affected Employees......................................  20
Section 4.8   Insurance...............................................  22
Section 4.9   Sums Received in Respect of Acquired Businesses and
              Excluded Businesses.....................................  23
Section 4.10  Name....................................................  23

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Section 4.11  Books and Records.......................................  23
Section 4.12  Allocation of the Purchase Price........................  24
Section 4.13  Agreements Regarding Intellectual Property..............  24
Section 4.14  Assignment of Contracts; Nonassignability...............  25
Section 4.15  Assignment of Certain Indemnification Rights............  26
Section 4.16  Continuation of Certain Plans...........................  26
Section 4.17  Exon-Florio.............................................  27
Section 4.18  Transitional Services...................................  27
Section 4.19  Supply Agreement........................................  27
Section 4.20  Tax Cooperation.........................................  27
Section 4.21  Directors' and Officers' Insurance......................  28
Section 4.22  Pre-Closing Adjustment..................................  29

                                   ARTICLE V
                    CONDITIONS TO THE OBLIGATIONS OF BUYER              29

Section 5.1   Consents and Approvals..................................  29
Section 5.2   Certain Proceedings.....................................  29
Section 5.3   Financing...............................................  29
Section 5.4   Stock Purchase Agreement................................  29

                                  ARTICLE VI
              CONDITIONS TO THE OBLIGATIONS OF STAMFORD AND FIBERITE    30

Section 6.1   Consents and Approvals..................................  30
Section 6.2   Certain Proceedings.....................................  30

                                  ARTICLE VII
                         TERMINATION AND ABANDONMENT                    30

Section 7.1   Termination.............................................  30
Section 7.2   Termination by Buyer....................................  31
Section 7.3   Termination by Stamford.................................  31
Section 7.4   Procedure for Termination...............................  32
Section 7.5   Effect of Termination and Abandonment...................  32

                                 ARTICLE VIII
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION          32

Section 8.1   Survival of Representations and Warranties,
              Covenants, etc. ........................................  32
Section 8.2   Fiberite's and Stamford's Agreements to Indemnify.......  33
Section 8.3   Buyer's Agreement to Indemnify..........................  33
Section 8.4   Indemnification Based on Net Damage.....................  34
Section 8.5   Third Party Claims......................................  34

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                                   ARTICLE IX
                                  MISCELLANEOUS                         35

Section 9.1   Fees, Expenses and Taxes................................  35
Section 9.2   Further Assurances......................................  36
Section 9.3   Notices.................................................  36
Section 9.4   Severability............................................  38
Section 9.5   Binding Effect; Assignment..............................  38
Section 9.6   Bulk Sales Law..........................................  39
Section 9.7   No Third Party Beneficiaries............................  39
Section 9.8   Interpretation..........................................  39
Section 9.9   Jurisdiction and Consent to Service.....................  39
Section 9.10  Governing Law...........................................  40
Section 9.11  Entire Agreement........................................  40
Section 9.12  Amendment, Modification and Waiver......................  40
Section 9.13  Specific Performance....................................  40
Section 9.14  Counterparts............................................  41
Section 9.15  Effective Date..........................................  41

                                    ARTICLE X
                               CERTAIN DEFINITIONS                      41

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SCHEDULES

Schedule 1.1(a)(xii)        Warranties/Indemnification Provisions
Schedule 1.1(a)(xv)         Certain Acquired Intellectual Property
Schedule 1.1(a)(xvii)       Certain Acquired Assets
Schedule 1.1(b)(ii)         Deeds for Certain Properties
Schedule 1.1(c)             Certain Intellectual Property
Schedule 1.1(c)(iv)         Certain Excluded Intellectual Property
Schedule 1.1(c)(vi)         Certain Excluded Assets
Schedule 1.1(e)(xv)         Certain Excluded Employment Agreements
Schedule 1.4(c)             Material Contracts Requiring Consents
Schedule 2B.3(b)(iii)       Certain Consents, Orders and Filings of Fiberite
Schedule 3.3(b)(iii)        Certain Consents, Orders and Filings of Buyer


EXHIBITS

EXHIBIT A     Stock Purchase and Sale Agreement
EXHIBIT B     Bill of Sale and Assignment
EXHIBIT C     Undertaking
EXHIBIT D     FIRPTA Certificate

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                               ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of April 21, 1997, is by and among Fiberite, Inc., a Delaware corporation
("Fiberite"), Stamford FHI Acquisition Corp., a Delaware corporation ("Stamford"), and Hexcel Corporation, a Delaware corporation ("Buyer", together with Fiberite and Stamford, the "Parties").

                                      RECITALS

         A. Stamford has entered into a Stock Purchase and Sale Agreement (the "Stock Purchase Agreement"), dated as of April 20, 1997, by and among, Stamford, Fiberite Holdings, Inc., a Delaware corporation and as of the Closing Date (as defined in Section 1.3 hereof) the former parent of Fiberite ("Fiberite Holdings"), and the Selling Stockholders of Fiberite Holdings providing for, among other things, the purchase and sale of all of the outstanding shares of Common Stock of Fiberite Holdings and which is attached hereto as Exhibit A.

         B. Upon the closing of the transactions contemplated by the Stock Purchase Agreement, Fiberite desires to sell to Buyer, and Buyer desires to purchase from Fiberite, certain assets and operations of Fiberite as more fully described herein, upon the terms and subject to the conditions set forth herein.

         Now, therefore, in consideration of the mutual agreements herein and in reliance upon the representations and warranties herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the Parties hereby agree as follows:

                                      ARTICLE I

                                 PURCHASE AND SALE OF
                         ASSETS AND ASSUMPTION OF LIABILITIES

                           Section 1.1  PURCHASE AND SALE.

              (a) Subject to the terms and conditions of this Agreement, at the Closing, Fiberite will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from Fiberite, all of its rights, title and interests in and to all properties, contracts and other assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise and wherever situated), goodwill and business as a going concern of Fiberite other than the Excluded Assets (as defined in Section 1.1(c) hereof), including without limitation, the following assets (collectively, the "Acquired Assets"):

             (i) all real property, together with all buildings, fixtures and improvements erected thereon, owned by Fiberite;

                   (ii) all leases of real property and all contracts, commitments or other agreements relating thereto to which Fiberite is a party or by which Fiberite is bound;

                   (iii) all computer hardware and software, computer programs and systems, databases, documentation and resource material relating thereto, of Fiberite;

                   (iv) all inventory, wherever located, including raw materials, work-in-progress, finished goods, supplies and other inventories which relate to the Acquired Businesses (the "Inventory") and any rights of Fiberite to the warranties received from suppliers and any related claims, credits, rights of recovery and setoff with respect to such Inventory;

                   (v) all furniture, fixtures, vehicles, spare parts, tools, supplies, leasehold improvements, plant and equipment and all other tangible property of Fiberite;

                   (vi) all rights in, to and under all contracts, licenses, leases (other than leases for real property), commitments, purchase orders and other agreements;

                   (vii)  all customer lists of Fiberite;

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                   (viii)  all accounts receivable of Fiberite;

                   (ix) all Intellectual Property rights and other proprietary rights of Fiberite and the German subsidiary (as defined herein) (the "Acquired Intellectual Property");

                   (x)  all permits, licenses, approvals and
    authorizations by governmental authorities or third parties which are transferable by Fiberite;

                   (xi) all of the books of account and other accounting records (or copies thereof) of Fiberite;

                   (xii) all warranties, rights to indemnification or similar rights, whether arising by contract, operation of law or otherwise in favor of Fiberite or Fiberite Holdings including, without limitation, rights to indemnification under the contracts listed on
    Schedule 1.1(a)(xii), to the extent related to the Acquired Businesses, Acquired Assets or Assumed Liabilities (as defined in
    Section 1.1(d));

                   (xiii) all of the capital stock and all rights, title, and interests in and to all properties, contracts, and other assets, goodwill and operations of the business as a going concern of, Fiberite France SARL, a corporation formed under the laws of France ("Fiberite France");

                   (xiv) subject to Section 4.10, the name "Fiberite" and all derivatives and extensions thereof and all associated goodwill;

                   (xv) all Intellectual Property related to or arising from the research and development projects described on Schedule 1.1(a)(xv);

                   (xvi) all rights, title and interests in and to all of the properties, contracts and other assets, goodwill and operations of the business as a going concern of any


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    subsidiary of Fiberite Holdings (other than Fiberite) or Fiberite organized under a jurisdiction within the United States of America (a "Domestic Subsidiary"); and

                   (xvii)  the assets of Fiberite listed on Schedule
    1.1(a)(xvii).

              (b) Such sale, assignment, transfer and delivery of the Acquired Assets will be effected by delivery by Fiberite to Buyer of (i) a duly executed bill of sale and assignment agreement (the "Bill of Sale and Assignment") substantially in the form set forth as Exhibit B attached hereto, (ii) properly executed and acknowledged deeds without covenants against grantor's acts for the properties listed on Schedule 1.1(b)(ii), each in recordable form, effective to convey fee title to each such property to Buyer in the state in which each such property is located such that a reputable title insurance company licensed to do business in the state in which each such property is located would issue a title insurance policy insuring Buyer's fee title to each such property (the "Deeds"), and (iii) such other duly executed, good and sufficient instruments of conveyance, transfer and assignment as shall be necessary to convey to Buyer all of Fiberite's rights, title and interests in and to the Acquired Assets (collectively, the "Other Instruments").

              (c) Notwithstanding anything contained herein to the contrary, Fiberite shall not sell, convey, assign, transfer or deliver, or cause to be sold, conveyed, assigned, transferred or delivered, to Buyer, and Buyer shall not purchase, acquire or accept from Fiberite, the rights, title and interests in all of the following properties, contracts and other assets (the "Excluded Assets"):
                   (i) all of the capital stock and all rights, title, and interests in and to all properties, contracts and other assets, goodwill and business as a going concern of, Fiberite Europe GmbH, a corporation formed under the laws of Germany (the "German
    Subsidiary"), other than (A) Intellectual Property not exclusively used in the business of the German Subsidiary and (B) the Intellectual


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    Property and distribution agreements described on Schedule 1.1(c);

                   (ii) all of Stamford's and Fiberite's rights, title and interests in and to all of the properties, contracts and other assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued contingent or otherwise and wherever situated) relating exclusively to the following businesses: (A) the businesses conducted at the Orange Facility (the "Orange Businesses") (B) the recycling business, and (C) the Ligustica business (together with the German Businesses, the "Excluded Businesses"), including all Intellectual Property exclusively relating thereto other than the Intellectual Property described on Schedule 1.1(c);

                   (iii) all capital stock of Domestic Subsidiaries held by Fiberite, Stamford or any of their subsidiaries;

                   (iv) all Intellectual Property related to or arising from the research and development projects described on Schedule 1.1(c)(iv);

                   (v)  cash and cash equivalents of Fiberite;

                   (vi)  the assets of Fiberite listed on Schedule
    1.1(c)(vi); and

                   (vii) the assets of Fiberite located at the Orange Facility other than those listed on Schedule 1.1(a)(xvii).

              (d) On and as of the Closing Date (as defined in Section 1.3), Buyer shall assume and agree to perform, pay and discharge, all of the following obligations and liabilities of Fiberite (whether liquidated or unliquidated, known or unknown, contingent or otherwise) (collectively, the "Assumed Liabilities"):
                   (i)  the Buyer Allocated Liabilities (as defined in
    Section 1.1(f));

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                   (ii)  any and all obligations and liabilities arising
    exclusively from the Acquired Businesses or relating exclusively to the Acquired Assets;

                   (iii) eighty-one percent (81%) of all post-retirement liabilities for medical, dental and life insurance programs (other than multi-employer programs and plans), for U.S. employees or former U.S. employees of Fiberite Holdings and its subsidiaries who retire (or have retired) before the Closing Date;

                   (iv) eighty-five and six tenths percent (85.6%) of any and all liabilities and obligations, direct or indirect, fixed or contingent, for federal income taxes of Fiberite or any of its subsidiaries or any member of any affiliated group (within the meaning of Section 1504 of the Code) or any similar state, local or foreign group of which such entities are or have been a member, for taxable periods, or portions thereof ending prior to the closing of the Stock Purchase Agreement;

                   (v) without limiting Section 1.1(d)(ii), all environmental liabilities and obligations arising from or relating to the following sites: (A) American Chemical Services, Griffith, Indiana; (B) Artel Chemical, Nitro, West Virginia; (C) P.C.B.
    Treatment, Inc., Kansas City, Kansas and Kansas City, Missouri; (D) an unspecified local municipal landfill, Winona, Minnesota; and (E) any property formerly owned or operated by Fiberite which relates exclusively to the Acquired Businesses; and

                   (vi) any liability with respect to the Affected Employees arising from the notice to be given pursuant to Section 4.7 hereof, whether or not the transactions contemplated by this Agreement are consummated.

              (e) On and as of the Closing Date Buyer shall not assume or agree to perform, pay or discharge and Fiberite shall retain all of the following obligations and liabilities of Fiberite (whether liquidated or


                                      6
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unliquidated, known or unknown, contingent or otherwise) (collectively, the
"Excluded Liabilities"):

                   (i)  the Fiberite Allocated Liabilities (as defined in
    Section 1.1(f);

                   (ii) any and all obligations and liabilities arising exclusively from the Excluded Businesses or relating exclusively to the Excluded Assets;

                   (iii) (A) fourteen and four tenths percent (14.4%) of any and all liabilities and obligations, direct or indirect, fixed or contingent, for federal income taxes of Stamford, Fiberite or any of their subsidiaries or any member of any affiliated group (within the meaning of Section 1504 of the Code) or any similar state, local or foreign group of which any of such entities is or has been a member on or prior to the date hereof, for taxable periods (or portions thereof) ending on or prior to the closing of the Stock Purchase Agreement and 100% of such federal income taxes or any state, local or foreign income taxes for any taxable period (or portion thereof) beginning on or after the closing of the Stock Purchase Agreement; and (B) notwithstanding anything in this Agreement to the contrary, any and all liabilities and obligations, direct or indirect, fixed or contingent, for federal, state, local or foreign income taxes due as a result of any of the transactions contemplated by this Agreement or any transactions occurring on the date of the closing of the Stock Purchase Agreement;

                   (iv) all obligations remaining for the payment of the purchase price for the Ligustica business and for the assets acquired in connection therewith;

                   (v) severance for employees who participate in the ICI Composites Severance Plan (or, if applicable, its successor plan, the Fiberite, Inc. Severance Plan) who are not Affected Employees (as defined in Section 4.7);

                   (vi) certain collective bargaining agreements, including the Agreement


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

    Between ICI Fiberite, A Business Unit of ICI Composites, Inc. and General Drivers, Helpers, Warehousemen, and Inside Employees Local Union No. 160 affiliated with the International Brotherhood of Teamsters, effective January 1, 1993 to December 31, 1997; and Agreement Between ICI Fiberite, A Business Unit of ICI Composites, Inc. and United Steelworkers of America, AFL-CIO, Local No. 13421, effective March 28, 1993 to March 29, 1998;

                   (vii) the settlement agreement between Fiberite and Paul Pendorf;

                   (viii) Nineteen percent (19%) of all post-retirement liabilities for medical, dental and life insurance programs (other than multi-employer programs and plans), for U.S. employees or former U.S. employees of Fiberite Holdings and its subsidiaries who retire (or have retired) before the Closing Date;

                   (ix) all outstanding indebtedness for borrowed money of Fiberite (together with all interest accrued thereon);

                   (x) all Expenses (as defined in the Stock Purchase Agreement) to the extent not paid prior to the Closing;

                   (xi) the 11.3% Zero Coupon Subordinated Notes of Fiberite Holdings due in 2002 and 2003;

                   (xii) subject to Section 4.16, all liabilities and obligations with respect to the Fiberite, Inc. Pension Plan, Fiberite, Inc. Service Related Pension Plan, Fiberite, Inc. 401(k) Plan I and Fiberite, Inc. 401(k) Plan II;

                   (xiii) without limiting Section 1.1(e)(ii), all environmental liabilities and obligations arising from or related to the following sites: (A) Stringfellow Landfill, Glen Avon, California;
    (B) Frank R. Bowerman Landfill (formerly known as Bee Canyon Landfill) near Irvine, Orange County, California; (C)

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

    Olinda/Olinda Alpha Landfill, Brea, Orange County, California; (D) Santiago Canyon Landfill, Orange County, California and (E) any property formerly owned or operated by Fiberite which relates exclusively to the Excluded Businesses;

                   (xiv) all obligations and liabilities of Stamford, Fiberite Holdings (or any successor) or Fiberite which may arise in connection with the transactions contemplated by the Stock Purchase Agreement, the proposed sale of Fiberite Holdings, or this Agreement to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Fiberite Holdings, Fiberite and the Selling Stockholders other than Buyer's obligation to maintain insurance pursuant to Section 4.21 hereof; and

                   (xv) all obligations and liabilities of Stamford, Fiberite Holdings (or any successor) or Fiberite arising in connection with the employment agreements set forth on Schedule 1.1(e)(xv), including, without limitation, obligations and liabilities relating to the payment of "excess parachute payments" within the meaning of
    Section 280G of the Code.

              (f) For purposes of this Agreement, all obligations and liabilities of Fiberite (whether liquidated or unliquidated, known or unknown, contingent or otherwise) that are neither (1) described in subclauses (ii) through (v) of clause (d) above, nor (2) described in subclauses (ii) through
(xv) of clause (e) above shall be "Allocated Liabilities", and shall be borne by the parties in the following proportions, 80% by Buyer ("Buyer Allocated Liabilities") and 20% by Fiberite and Stamford ("Fiberite Allocated Liabilities"); PROVIDED, HOWEVER, that the percentage of any Allocated Liability to be borne by Buyer on the one hand and Fiberite and Stamford on the other hand shall be varied from the percentages set forth above in the event that the parties in good faith reasonably agree to such other allocation based upon such facts and circumstances giving rise to such liability and the relationship of such liability to the Acquired Businesses and Acquired Assets on the one hand and the Excluded Businesses and Excluded Assets on the other hand. In no event shall (i) Buyer be liable

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

for, and Stamford and Fiberite hereby indemnify and agree to hold harmless Buyer from, the payment of any Fiberite Allocated Liabilities or (ii) Stamford or Fiberite be liable for, and Buyer hereby indemnifies and agrees to hold harmless Stamford and Fiberite from, the payment of any Buyer Allocated Liabilities. With respect to any third party claim that is subject to the provisions of this Section 1.1(f), the administration, management and control of such third party claim shall be undertaken by the party hereto with the greatest exposure for loss under such third party claim (the "Administrator") and shall be administered, managed and controlled in the manner contemplated by Section 8.5 below as if the Administrator were the Indemnifying Party described in Section 8.4, but subject to the allocation of liability set forth in or determined pursuant to this Section 1.1(f). Each party hereby agrees to notify the other of any third party claim or other obligation or liability subject to this Section 1.1(f) promptly following such party's obtaining knowledge thereof; PROVIDED that any delay in providing such notice shall affect such party's rights or obligations hereunder, only to the extent the party to be notified is actually prejudiced.

         Section 1.2 CONSIDERATION. Subject to the terms and conditions of this Agreement, the consideration to be paid for the Acquired Assets and Acquired Businesses shall consist of:

              (a)  $297,790,000 as adjusted by the Pre-Closing Adjustment
Amount referred to in Section 4.22 (the "Purchase Price"), payable at Closing, by wire transfer of immediately available funds to such bank account as shall be designated by Fiberite at least two business days prior to the Closing; and

              (b) an undertaking substantially in the form set forth as Exhibit C attached hereto (the "Undertaking"), whereby Buyer will assume and agree to pay and discharge the Assumed Liabilities as provided in the Undertaking.

         Section 1.3 CLOSING. The Closing of the transactions contemplated by this Agreement shall take place following the satisfaction or waiver of all of the conditions to Closing set forth in Article V and Article VI hereof, and immediately following the Closing of the transactions contemplated in the Stock Purchase Agree-

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ment, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third
Avenue, New York, New York, or on such other date and at such other time or place as the Parties may agree. The date of the Closing is sometimes referred to herein as the "Closing Date."

         Section 1.4 DELIVERIES BY FIBERITE. At the Closing, Fiberite will deliver or cause to be delivered to Buyer (unless delivered previously) the following:

              (a)  a duly executed Bill of Sale and Assignment;

              (b) the books and records of Fiberite other than those books and records that relate exclusively to the Excluded Businesses to the extent provided in Section 4.11 hereof;

              (c) the consents required for assignment of the contracts listed on Schedule 1.4(c);

              (d) a Certificate of Non-Foreign Status in the form attached hereto as Exhibit D (the "FIRPTA Certificate"), provided, however, that if Fiberite fails to provide the FIRPTA Certificate, the transaction shall nonetheless close and Buyer shall withhold from the Purchase Price and pay over to the appropriate taxing authorities the amount required to be withheld under Section 1445 of the Code as determined by Buyer;

              (e)  the Deeds;

              (f) certain affidavits and certificates required in connection with the recordation of the deeds;

              (g) a duly executed and acknowledged assignment and assumption agreement with respect to the ground lease for the property located at 2055 East Technology Circle, Tempe, Arizona; and

              (h) all other documents, instruments and writings (including, if necessary, the Other Instruments) required to be delivered by Stamford, Fiberite Holdings and Fiberite at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

         Section 1.5 DELIVERIES BY BUYER. At the Closing, Buyer will deliver or cause to be delivered to Fiberite (unless previously delivered) the following:

              (a)  the Purchase Price referred to in Section 1.2(a) hereof;

              (b)  the duly executed Undertaking; and

              (c) all other documents, instruments or writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

                                     ARTICLE II-A

                          REPRESENTATIONS AND WARRANTIES OF
                                       STAMFORD

         Stamford represents and warrants to Buyer as follows:

         Section 2A.1 ORGANIZATION. Stamford is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. True and complete copies of the certificate of incorporation and by-laws of Stamford, as they are currently in effect and as they will be in effect at Closing, have been made available to Buyer.

         Section 2A.2 AUTHORITY. Stamford has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by Stamford. No other proceedings on the part of Stamford are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stamford, and, assuming this Agreement constitutes a legal, valid and binding agreement of Buyer, constitutes a legal, valid and binding agreement of Stamford, enforceable against Stamford in accordance with its terms, except that enforcement thereof may be subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

         Section 2A.3  NO VIOLATIONS; CONSENTS AND APPROVALS.

              (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby to be performed by Stamford nor compliance by Stamford with any of the provisions hereof will
(i) violate any provision of Stamford's certificate of incorporation or by-laws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right that becomes effective upon the occurrence of a merger, consolidation, sale of assets or change in control, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, other instrument of indebtedness for money borrowed, license, franchise, permit or agreement to which Stamford is a party, or by which Stamford or any of its properties is bound immediately prior to the closing of the Stock Purchase Agreement or (iii) violate any statute, rule, regulation, order or decree of any public body or authority by which Stamford or any of its properties is bound immediately prior to the closing of the Stock Purchase Agreement, excluding from the foregoing clauses
(ii) and (iii) violations, breaches, defaults or rights that, either individually or in the aggregate, would not have a Material Adverse Effect or materially impair its ability to consummate the transactions contemplated hereby or for which it has received, or prior to the Closing shall have received, appropriate consents or waivers.

              (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by Stamford in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and as required pursuant to applicable antitrust and competition law statutes and regulations of applicable foreign jurisdictions, (ii) for filing a notice pursuant to the Exon-Florio Amendment and (iii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain would not have a Material Adverse Effect.

                                     ARTICLE II-B

                          REPRESENTATIONS AND WARRANTIES OF
                                       FIBERITE

         Fiberite (as of the Effective Date) represents and warrants to Buyer as follows:

         Section 2B.1 ORGANIZATION. Fiberite is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and Fiberite has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. True and complete copies of the certificate of incorporation and by-laws of Fiberite, as they are currently in effect and as they will be in effect at Closing, have been made available to Buyer.

         Section 2B.2 AUTHORITY. Fiberite has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by Fiberite. No other proceedings on the part of Fiberite are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Fiberite, and, assuming this Agreement constitutes a legal, valid and binding agreement of Buyer, constitutes a legal, valid and binding agreement of Fiberite enforceable against Fiberite in accordance with its terms, except that enforcement thereof may be subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

         Section 2B.3  NO VIOLATIONS; CONSENTS AND APPROVALS.

              (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby to be performed by Fiberite nor compliance by Fiberite with any of the provisions hereof will violate any provision of Fiberite's certificate of incorporation or by-laws.

              (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by Fiberite in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (i) in connection with the applicable requirements of the HSR Act and as required pursuant to applicable antitrust and competition law statutes and regulations of applicable foreign jurisdictions, (ii) for filing a notice pursuant to the Exon-Florio Amendment and (iii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain would not have a Material Adverse Effect or which are set forth on Schedule 2B.3(b)(iii).

                                     ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Stamford and Fiberite as follows:

         Section 3.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         Section 3.2 AUTHORITY. Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer, and no other proceedings on the part of Buyer are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes a legal, valid and binding agreement of the other parties hereto, con-stitutes a legal, valid, and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that enforcement thereof may be subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws nor or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

         Section 3.3  NO VIOLATIONS; CONSENTS AND APPROVALS.

              (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (i) violate any provision of the certificate of incorporation or by-laws of Buyer, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right that becomes effective upon the occurrence of a merger, consolidation, sale of assets or change in control, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, other instrument of indebtedness for money borrowed, license, franchise, permit or agreement to which Buyer is a party, or by which any of their respective properties is bound, or (iii) violate any statute, rule, regulation, order or decree of any public body or authority by which Buyer or any of its properties is bound, excluding from the foregoing clauses (ii) and (iii), violations, breaches, defaults or rights that, either individually or in the aggregate, would not materially impair Buyer's ability to consummate the transactions contemplated hereby or for which Buyer has received or, prior to the Closing, shall have received appropriate consents or waivers.

              (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by Buyer in connection with the execution and delivery of this Agreement, or the consummation by Buyer of the transactions contemplated hereby, except (i) in connection with the applicable requirements of the HSR Act and as required pursuant to applicable antitrust and competition law statutes and regulations of applicable foreign jurisdictions, (ii) for filing a notice pursuant to the Exon-

Florio Amendment and (iii) such other consents, orders, authorizations, registrations, declarations and filings not obtained prior to the Closing the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby or which are set forth on Schedule 3.3(b)(iii).

                                      ARTICLE IV

                                      COVENANTS

         Section 4.1 CONDUCT OF BUSINESS. (a) During the period from the date of the closing of the Stock Purchase Agreement to the Closing, Fiberite shall (i) operate the Acquired Businesses only in the ordinary course of business consistent with past practice, (ii) use its reasonable efforts to preserve intact the Acquired Assets (except for wear and tear in the ordinary course of business) and the Acquired Businesses and keep available the services of the Affected Employees (as defined in Section 4.7(a) herein),
(iii) preserve and maintain the Acquired Assets and use its reasonable efforts to preserve and maintain satisfactory relationships with suppliers, distributors and customers in connection with the Acquired Businesses, and
(iv) take all commercially reasonable steps to protect the Intellectual Property rights of the Acquired Businesses and prevent any of it from falling into the public domain.

              (b) During the period from the date of the closing of the Stock Purchase Agreement to the Closing, without the prior written consent of Buyer, Fiberite shall not (i) mortgage, pledge or subject to any Lien (other than Permitted Liens or as will be discharged and released prior to Closing), any of the Acquired Assets, (ii) transfer, convey or otherwise dispose of any of the Acquired Assets (except for sales of inventory in the ordinary course of business), (iii) provide any Acquired Intellectual Property or any other confidential or proprietary information with respect to the Acquired Businesses or the Acquired Assets to any person, (iv) take any action which could be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to materially impair the value of the Acquired Assets or the Acquired Busi-nesses, (v) change any of the accounting principles or practices applied with respect to the Acquired Assets or the Acquired Businesses, (vi) enter into, adopt, amend (except as required by applicable law, with notice to Buyer) or terminate any of the Plans as they apply to any of the Affected Employees or increase the amount or accelerate the payment or vesting of any benefits payable thereunder, (vii) increase in any manner the compensation or fringe benefits of any Affected Employee or enter into or offer to enter into any employment or consulting arrangement with any person who would be an Affected Employee, (viii) amend or terminate any material contracts (including, but not limited to the material contracts listed on Schedule 1.4(c)) or take any action or fail to take any action that, to the knowledge of Fiberite, with or without notice or lapse of time, would constitute a default under any such contract; or (ix) take, or agree to take, any of the foregoing actions or any action which would make any representation or warranty of Fiberite contained in this Agreement untrue or incorrect as of the date when made or as of the Closing Date or which would reasonably be expected to prevent or materially delay the satisfaction of any condition to Closing set forth in Article V hereof.

         Section 4.2  ACCESS TO INFORMATION.

         From the date of this Agreement until the Closing Date, Stamford shall authorize and provide Buyer and Buyer's authorized representatives (including counsel, financial advisers, environmental and other consultants, accountants and auditors) full access to the information regarding Fiberite Holdings and its subsidiaries provided to Stamford pursuant to Section 5.02 of the Stock Purchase Agreement and agree to exercise its rights pursuant to
Section 5.02 to obtain promptly such information as Buyer may reasonably request (or to designate Buyer and Buyer's representatives as its authorized representatives to obtain such information), subject to the limitations set forth therein.

         Section 4.3 COMMERCIALLY REASONABLE EFFORTS; OTHER ACTIONS. Subject to the terms and conditions herein provided and applicable law, Buyer, on the one hand, and Stamford and Fiberite, on the other, shall use their commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper, appropriate or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the filing of Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and using their commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation and (ii) the obtaining of all necessary consents, approvals or waivers under applicable law or its material contracts; PROVIDED, HOWEVER, the agreement of the Parties contained herein shall not require Buyer to take any action that would (i) require divestiture by Buyer of any of its existing business operations or of a not insubstantial portion of the Acquired Assets or Acquired Businesses, or (ii) impose a commercially unreasonable burden on, or restriction upon, Buyer's existing business operations or the Acquired Businesses or the Acquired Assets.

         Section 4.4 PUBLIC ANNOUNCEMENTS. Except as may be required by applicable law, rule, regulation or legal process, so long as this Agreement is in effect, none of Stamford, Fiberite, Buyer or any of their respective subsidiaries or Affiliates shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other parties hereto, which consent shall not be unreasonably withheld or withdrawn, PROVIDED, HOWEVER, nothing in this Section 4.4 shall limit or restrict Buyer from communicating with customers, suppliers, advisors or analysts with respect to the transactions contemplated by this Agreement or require the consent from any other Party hereto.

         Section 4.5 NOTIFICATION OF CERTAIN MATTERS. Stamford shall provide to Buyer within one business day of receipt thereof a copy of any notification received by Stamford pursuant to Section 5.05 of the Stock Purchase Agreement. Stamford shall provide to Buyer such notification in the manner described in Section 9.3 hereof.

         Section 4.6 EXPENSES. Except as provided herein, Buyer, on the one hand, and Stamford and Fiberite, on the other hand, shall bear their respective expenses incurred in connection with this Agreement and the transactions contemplated hereby, and all fees and expenses of their respective investment bankers, finders, brokers, agents, representatives, counsel and accountants.

         Section 4.7  AFFECTED EMPLOYEES.

              (a) Buyer shall offer to employ (effective as of the Closing) the employees (other than the Executives as defined in Section 4.7(d)) of Fiberite Holdings and its subsidiaries who are actively employed in the United States and who are either (i) employed exclusively in the Acquired Businesses or (ii) primarily work in the Acquired Businesses (together, the "Affected Employees"). Consistent with the foregoing, the Parties shall mutually agree between the date of this Agreement and the Closing Date on appropriate mechanisms for the orderly transition from Fiberite to Buyer of Affected Employees who accept employment with Buyer.

              (b) Buyer shall provide to each Affected Employee who is not covered by a collective bargaining agreement, and who accepts Buyer's offer, a compensation and benefits package which is generally comparable in the aggregate to the compensation and benefits package provided such Affected Employee immediately prior to the Closing Date, which compensation and benefits package shall not be changed in any manner that would cause such package to not be generally comparable at any time prior to January 1, 1998. Fiberite Holdings and its subsidiaries which employ Affected Employees shall give notice to each Affected Employee who is not covered by a collective bargaining agreement (in compliance with Section 3.3(ii) of the ICI Composites Severance Plan or, if applicable, its successor plan, the Fiberite, Inc. Severance Plan, as provided in the draft thereof delivered to Buyer's counsel by Fiberite Holdings' counsel) that Fiberite Holdings and its subsidiaries intend to terminate his or her employment if he or she does not accept Buyer's offer. Buyer shall provide compensation and benefits, on terms and conditions to be determined by Buyer, to each Affected Employee who is covered by a collective bargaining agreement, and who accepts Buyer's offer. Subject to compliance with the foregoing provisions of this Section 4.7(b), Buyer reserves the right to establish, amend, modify or terminate any terms or conditions of employment for such Affected Employees. Nothing in this Section 4.7 shall be deemed (i) to require the employment of any Affected Employee to be continued for any particular period of time after the Closing Date, or (ii) to require Buyer to assume any collective bargaining agreement.

              (c) If any Affected Employee who is not covered by a collective bargaining agreement and who accepts Buyer's offer becomes a participant in any employee benefit or compensation plan of Buyer, such Affected Employee shall be given credit under such plan for all prior service with Fiberite Holdings and its subsidiaries, Affiliates and predecessors which is recognized by Fiberite Holdings or its subsidiaries, solely for purposes of determining eligibility and vesting (but not benefit accrual or any other purposes); provided, however, that such service need not be credited to the extent it would result in a duplication of benefits, including without limitation, benefit accrual service under defined benefit plans. Nothing in this Section 4.7(c) shall be construed to alter Buyer's obligations under Section 4.7(b) above.

              (d) Fiberite will make available (on a non-exclusive basis) the services of Messrs. Ashton, Smith, Miller, DeVault and Bowman (the "Executives") to work for Buyer in the Acquired Businesses for a period of up to six (6) months from the Closing at their salaries on the date hereof, including pro-rata target bonuses and benefits packages (without changing their domicile) which such expenses will be allocated between Fiberite and Buyer on a pro rata basis. In addition, Fiberite shall cause the Executives to terminate their respective employment and severance agreements and to waive all of their respective rights thereunder as of the Closing Date. The provisions of Sections 4.7(a), 4.7(b) and 4.7(c) do not apply to the Executives.

         Section 4.8 INSURANCE. Subsequent to the Closing, neither Fiberite Holdings (or any successor) nor Fiberite shall surrender their respective rights under any policies of insurance which were in effect at the time immediately prior to the Closing Date in respect of risks and losses arising out of events or occurrences occurring prior to the Closing Date in the course or as a result of the conduct of the Acquired Businesses, with respect to the Acquired Assets, Assumed Liabilities or Buyer Allocated Liabilities ("Prior Occurrences"); PROVIDED, HOWEVER, that nothing herein shall be deemed to require Fiberite Holdings (or any successor) or Fiberite to maintain any insurance with respect to events or occurrences occurring after the Closing Date. Fiberite

Holdings (or any successor) and Fiberite shall cause Buyer to be designated as loss payee under such policies with respect to the Prior Occurrences, and shall assign to Buyer, or designate Buyer as their agent with respect to, all claims and other rights to enforce or assure insurance coverage under such policies with respect to Prior Occurrences; PROVIDED further, that in the event Fiberite Holdings (or any successor) or Fiberite is unable to designate Buyer as loss payee under such policies, Fiberite Holdings (or any successor) and Fiberite shall cooperate with Buyer and use their commercially reasonable efforts to provide Buyer the equivalent benefits of such policies.

         Section 4.9 SUMS RECEIVED IN RESPECT OF ACQUIRED BUSINESSES AND EXCLUDED BUSINESSES. Fiberite shall pay or cause to be paid over to Buyer, promptly after the receipt thereof after the Closing Date, all sums received in respect or on account of the Acquired Assets and the Acquired Businesses, other than the Purchase Price and any other amounts paid to Stamford by Buyer pursuant to this Agreement. Buyer shall pay or cause to be paid over to Fiberite, promptly after the receipt thereof after the Closing Date, all sums received in respect or on account of the Excluded Assets and the Excluded Businesses, other than amounts paid to Buyer by Fiberite, Fiberite Holdings or Stamford pursuant to this Agreement.

         Section 4.10 NAME. From and after the Closing Date and consistent with the terms hereof, Buyer shall possess, to the exclusion of Stamford, Fiberite Holdings and Fiberite and their respective subsidiaries and Affiliates, all rights to the use of the Acquired Intellectual Property (except as set forth in Section 4.13 hereof), including the name "Fiberite", and Fiberite and its subsidiaries shall each, as promptly as commercially practicable following the Closing Date, change its name to a name which does not contain either "Fiberite" or any word confusingly similar with such word. Notwithstanding the previous sentence, Fiberite may continue to use the Fiberite name in the ordinary course of the Excluded Businesses for the period terminating on the six month anniversary of the Closing.

         Section 4.11 BOOKS AND RECORDS. Each of the Parties agree that all books and records of Fiberite Holdings and Fiberite, wherever located, which a Party acquires hereunder (including, but not limited to, correspondence, memoranda, books of account, personnel and payroll records and the like) (the "Business Records") shall be preserved by such Party for a period of at least seven (7) years following the Closing Date. Following such seven (7) year period, neither Stamford, Fiberite Holdings and Fiberite (or any successor thereof), on the one hand, nor Buyer, on the other hand, will dispose of any such books and records without first offering such books and records to the other Party.
 After the Closing Date, where there is some legitimate business purpose, the Party in possession of any Business Records shall provide the other Party and its authorized representatives with access, upon prior reasonable notice specifying the need therefor, during regular business hours, to the Business Records, and the other Party or its representatives shall have the right to examine and make copies of such Business Records; provided that the foregoing right shall not be exercisable in such a manner as to unreasonably interfere with the normal operations of such Party.

         Section 4.12 ALLOCATION OF THE PURCHASE PRICE. As soon as practicable after the date hereof, but in no event less than 10 days prior to the Closing Date, Buyer and Stamford shall mutually agree on an allocation (the "Allocation Statement") of the Purchase Price payable by Buyer pursuant to Section 1.2 hereof plus the amount of any Assumed Liabilities (collectively, the "Allocable Amount") for federal income tax purposes in accordance with their fair market values and with the requirements of Section 1060 of the Code. Each of Buyer and Fiberite shall (i) report for all Tax purposes the purchase of the Acquired Assets in a manner consistent with the Allocation Statement and in a manner consistent with all applicable rules and regulations; (ii) timely file a Form 8594 in accordance with the requirements of Section 1060 of the Code and this Section 4.12; (iii) not assert, in connection with any Return, Tax audit or similar proceedings, any allocation of the Allocable Amount that differs from that agreed to herein; and (iv) notify the other in the event any taxing authority is taking or proposing to take a position inconsistent with such allocation.

         Section 4.13 AGREEMENTS REGARDING INTELLECTUAL PROPERTY. At Closing, Buyer, Fiberite and the German Subsidiary shall enter into agreements, which agreements shall be in form and substance agreeable to Buyer, Fiberite and the German Subsidiary (as applicable), regarding the exploitation of certain Intellectual Property following the Closing by the Orange Businesses, the German Businesses and the Acquired Businesses. Any or all of such agreements may contain royalty payment provisions, and such royalties may take the form of a lump sum fully paid up royalty.

         Section 4.14 ASSIGNMENT OF CONTRACTS; NONASSIGNABILITY. From and after the Closing Date Fiberite shall use commercially reasonable efforts to obtain all necessary consents, approvals or waivers required for the transfer to Buyer of the agreements, contracts and commitments, and any other property interest or right that is included in the Acquired Assets. Notwithstanding the foregoing, to the extent that any contract, agreement or commitment, or any other property interest or right included in the Acquired Assets, is not capable of being assigned or transferred without the consent or waiver of the other party thereto, or any third person (including a government or governmental unit), or if such assignment or transfer or attempted assignment or transfer would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict or is otherwise not practicable, this Agreement shall not constitute an assignment, transfer or sublease thereof, or an attempted assignment, transfer or sublease thereof prior to the time that the appropriate consent or waiver is obtained. To the extent that any contract, agreement or commitment or any other property interest or right included in the Acquired Assets is not assigned hereby (the "Non-Assigned Contracts"), then Fiberite shall, and Stamford shall cause Fiberite to, use commercially reasonable efforts to provide to Buyer the economic benefit of the Non-Assigned Contracts. The parties acknowledge that to the extent the rights under an agreement are validly assigned or to the extent that Buyer receives the economic benefit of any such agreement, the Buyer will assume the obligations under such agreement, PROVIDED THAT, Buyer will use commercially reasonable efforts, including where appropriate partial performance, to assist Stamford and Fiberite to provide to Buyer the economic benefit of any agreement. Furthermore, the Parties hereto acknowledge and agree that to the extent the transactions contemplated by this Agreement have closed and there exists any Non-Assigned

Contracts, Buyer does not waive any rights to receive any assignment of or to receive the economic benefit from the Non-Assigned Contracts. In the event a contract relating to raw materials is used by both the Acquired Businesses and the Excluded Businesses as of the Closing, the Buyer and Fiberite agree for a commercially reasonable period to share or otherwise allocate the benefits and obligations under such contract in the proportion used by the respective businesses over the recent past.

         Section 4.15 ASSIGNMENT OF CERTAIN INDEMNIFICATION RIGHTS. From and after the Closing Date, Fiberite shall use commercially reasonable efforts to obtain the consents and approvals necessary to assign all rights of Fiberite Holdings (and any successor) and Fiberite to indemnification from any party under the agreements listed on Schedule 1.1(a)(xii) to the extent related to the Acquired Assets, Acquired Businesses or any Assumed Liabilities and to the extent that, by operation of law or otherwise, Buyer is held liable for any Excluded Liabilities. Stamford, Fiberite and Buyer shall each cooperate and use commercially reasonable efforts to provide for the allocation of all indemnification rights available under the agreements listed on Schedule 1.1(a)(xii) such that the Party who has assumed any liability for which any such agreement provides indemnification may exercise rights directly to obtain such indemnification. To the extent that a Party may not directly seek indemnification under an agreement listed on Schedule 1.1(a)(xii) with respect to any covered liability, then the Party who may seek such indemnification directly shall, use commercially reasonable efforts to obtain such indemnification from the third party and to provide to the Party subject to such liability the economic benefit of such indemnification received from such third party.

         Section 4.16  CONTINUATION OF CERTAIN PLANS.

         Upon written request from the Buyer delivered to Fiberite within the first ninety (90) days immediately following the Closing Date, Stamford shall take, or shall cause the sponsoring employer to take, all necessary or appropriate actions reasonably requested by the Buyer with respect to the Fiberite, Inc. 401(k) Plan I and the Fiberite, Inc. 401(k) Plan II (collectively the "Fiberite 401(k) Plans") to cause and facilitate the transfers of any assets related to Affected Employees who accept employment with Buyer from the respective trustees of the Fiberite, Inc. 401(k) Plans to the trustee(s) of one or more retirement plans qualified under Code Sections 401(a) and 401(k) which are designated or established by Buyer (the "Buyer's 401(k) Plans"). Upon the transfer, each Buyer's 401(k) Plan shall indemnify and hold harmless the corresponding Fiberite 401(k) Plan from and against all liabilities attributable to the account balances transferred to such Buyer's 401(k) Plan.

         Section 4.17 EXON-FLORIO. During the period from the execution of the Stock Purchase Agreement through the Closing Date, Fiberite shall not, and Stamford shall not permit Fiberite to, engage in any activity that would result in Fiberite or Fiberite Holdings being required to file an amendment to its initial filing with respect to compliance with the terms of the Exon-Florio Amendment in connection with the transactions contemplated hereby.

         Section 4.18 TRANSITIONAL SERVICES. Each of the Parties agree that for a transitional period commencing on the Closing Date and expiring 90 days thereafter, or such later date as the Parties shall mutually agree Buyer on the one hand and Fiberite on the other hand, shall provide such other Party with all services reasonable and necessary to operate such other Party's business as it is being operated as of the Closing Date. The Party requesting such services shall pay to the Party upon request (with such requests not being made more often than once every thirty days) providing such services all Costs incurred by the providing Party in connection with providing such services. As used herein, "Costs" shall mean an amount equal to the total direct costs and expenses incurred in connection with providing the applicable services, calculated in accordance with generally accepted accounting principles, consistently applied.

         Section 4.19 SUPPLY AGREEMENT. On or after the Closing Date, the Parties will enter into a mutually satisfactory supply agreement whereby Buyer will provide fabric and certain other raw materials to the business conducted at the Orange Facility and the German Subsidiary.

         Section 4.20 TAX COOPERATION. The Parties and their respective affiliates shall cooperate in the preparation of all Returns relating in whole or in part to taxable periods ending on or before or including the Closing Date that are required to be filed after such date. Such cooperation shall include, but not be limited to, furnishing prior years' Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Returns, providing reasonable access to employees with knowledge of such Returns during regular business hours and furnishing such other information within such party's possession requested by the party filing such Returns as is relevant to their preparation. Additionally, a Party filing any such Returns (the "Filing
Party") shall mail a draft copy of such Returns to the other party (the "Non-Filing Party"), not less than 30 days prior to the expected filing date and shall provide the Non-Filing Party and its representatives, advisors and agents with such materials and such access to the books and records of the Filing Party related to such Return so that the Non-Filing Party may review and comment on such Return prior to the filing thereof. The Filing Party and the Non-Filing Party shall mutually agree on the final preparation content and filing of any Return referred to in this Section 4.20.

         Section 4.21 DIRECTORS' AND OFFICERS' INSURANCE. Buyer agrees to maintain in effect for not less than six years after the Closing Date the current policies of directors' and officers' liability insurance maintained by Fiberite with respect to matters occurring prior to the Closing Date; PROVIDED, HOWEVER, that (i) Buyer may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the covered officers and directors and (ii) Buyer shall not be required to pay an annual premium for such insurance coverage in excess of one hundred and twenty-five percent (125%) of the current annual premium paid by Fiberite for its existing coverage, but in such case shall purchase as much coverage as possible for such amount. If Buyer proposes to change the liability insurance coverage referred to in this Section 4.21 such change shall become effective upon obtaining the consent from a duly appointed representative of the persons covered by such liability insurance (which consent shall not be unreasonably withheld). In addition, Buyer hereby waives any and all claims that Buyer may have against the officers and directors of Fiberite and its subsidiaries in their capacities as such.

         Section 4.22 PRE-CLOSING ADJUSTMENT. Prior to the Closing Date, the parties shall mutually agree on the value of certain assets listed on Schedule 1.1(a)(xvii) (the "Pre-Closing Adjustment Amount"), at which time, the consideration to be paid by Buyer under Section 1.2 hereof will be increased by the Pre-Closing Adjustment Amount.

                                       ARTICLE V

                        CONDITIONS TO THE OBLIGATIONS OF BUYER

         The obligation of Buyer to perform its obligations under this Agreement shall be subject to the fulfillment, on or before the Closing Date of each of the following conditions, any one or more of which may be waived by Buyer:

         Section 5.1 CONSENTS AND APPROVALS. All necessary consents and approvals of any United States or any other governmental authority that are required for the consummation of the transactions contemplated by this Agreement, shall have been obtained and any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act and under any applicable antitrust and competition law statutes and regulations of foreign jurisdictions, or other applicable law shall have expired or been terminated.

         Section 5.2 CERTAIN PROCEEDINGS. No writ, order, decree or injunction of a court of competent jurisdiction, governmental entity or regulatory body shall be in effect against any of the Parties or their respective subsidiaries and no proceedings therefor shall have been threatened or commenced by any governmental entity or regulatory body, in each case, which prohibits or restricts the consummation of the transactions contemplated by this Agreement.

         Section 5.3 FINANCING Buyer shall have received the funds necessary to consummate the transactions contemplated by this Agreement.

         Section 5.4 STOCK PURCHASE AGREEMENT. The representations and warranties of Fiberite Holdings (including the disclosure Schedules attached thereto) contained in Article II of the Stock Purchase Agreement shall have been true and correct in all material respects as of the closing of the transactions contemplated by the Stock Purchase Agreement and shall be true and correct in all material respects as of the Closing Date. Each of the conditions contained in Article VI and Article VII of the Stock Purchase Agreement shall have been satisfied and complied with, shall not have been waived without Buyer's prior written consent, the transactions contemplated by the Stock Purchase Agreement shall have been consummated and Stamford shall have caused Fiberite to execute and deliver this Agreement.

                                      ARTICLE VI

                           CONDITIONS TO THE OBLIGATIONS OF
                                STAMFORD AND FIBERITE

         The obligations of Stamford and Fiberite to perform their respective obligations under this Agreement shall be subject to the fulfillment on or before the Closing Date of each of the following conditions, any one or more of which may be waived by Stamford and Fiberite:

         Section 6.1 CONSENTS AND APPROVALS. All necessary consents and approvals of any United States or any other governmental authority that are both required for the consummation of the transactions contemplated by this Agreement shall have been obtained and any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act and under any applicable antitrust and competition law statutes and regulations of foreign jurisdictions, or other applicable law shall have expired or been terminated.

         Section 6.2 CERTAIN PROCEEDINGS. No writ, order, decree or injunction of a court of competent jurisdiction, governmental entity or regulatory body shall be in effect against any of the Parties or their respective subsidiaries, and no proceedings therefor shall have been threatened or commenced by any governmental entity, which prohibits or restricts the consummation of the transactions contemplated by this Agreement.


                                     ARTICLE VII

                             TERMINATION AND ABANDONMENT

         Section 7.1 TERMINATION. This Agreement may be terminated at any time prior to the closing of the Stock Purchase Agreement:

         (a)  by mutual written consent of Stamford and Buyer;

         (b) by Stamford or Buyer if, without fault of such terminating party, the transactions contemplated by this Agreement shall not have been consummated on or before September 15, 1997, which date may be extended by mutual written consent of Stamford and Buyer; or

         (c) by either Stamford or Buyer if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; PROVIDED that the party seeking to terminate this Agreement shall have complied with the provisions of Section 4.3.

         Section 7.2 TERMINATION BY BUYER. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned, at any time prior to the closing of the Stock Purchase Agreement by Buyer, if (a) either Stamford or Fiberite has failed to comply in any material respect with any of the material covenants or agreements contained in this Agreement to be complied with or performed by Stamford or Fiberite, at or prior to such date of termination, (b) there exists a breach or breaches of any representation or warranty of Stamford or Fiberite contained in this Agreement such that the closing conditions set forth in Article V would not be satisfied; PROVIDED, HOWEVER, that if such breach or breaches are capable of being cured prior to the closing of the Stock Purchase Agreement, termination pursuant to this
Section 7.2 shall be permitted only to the extent such breaches shall not have been cured within 30 days of delivery to Stamford or Fiberite, as the case may be, of written notice of such breach or breaches, or (c) any event occurs which renders impossible compliance with one or more of the conditions set forth in Article V hereof, and compliance with such condition or conditions are not waived by Buyer.

         Section 7.3 TERMINATION BY STAMFORD. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by Stamford at any time prior to the closing of the Stock Purchase Agreement, if (a) Buyer shall have failed to comply in any material respect with any of the material covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to such date of termination, (b) there exists a breach or breaches of any representation or warranty of Buyer contained in this Agreement such that the closing conditions set forth in Article VI would not be satisfied; PROVIDED, HOWEVER, that if such breach or breaches are capable of being cured prior to the closing of the Stock Purchase Agreement, termination pursuant to this Section shall be permitted only to the extent such breaches shall not have been cured within 30 days of delivery to Buyer of written notice of such breach or breaches, or (c) any event occurs which renders impossible compliance with one or more of the conditions set forth in
Article VI hereof, and compliance with such condition or conditions are not waived by Stamford.

         Section 7.4 PROCEDURE FOR TERMINATION. In the event of termination and abandonment of the transactions contemplated by this Agreement by Stamford or Buyer pursuant to this Article VII, written notice thereof shall forthwith be given to the other.

         Section 7.5 EFFECT OF TERMINATION AND ABANDONMENT. In the event of proper termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to this Article VII, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except that in such event nothing herein shall relieve any Party from liability for any breach of this Agreement.

                                     ARTICLE VIII

                     SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         Section 8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES, COVENANTS, ETC. Except for the respective covenants and other agreements of the Parties made in this Article VIII and Article IX hereof, the respective representations, warranties, covenants and other agreements of the Parties shall not survive the Closing or any termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the Parties which contemplates performance after the Closing, including, without limitation, any such covenants and agreements set forth in Article IV hereof and in the Undertaking.

         Section 8.2  FIBERITE'S AND STAMFORD'S AGREEMENTS TO INDEMNIFY.

         Subject to the terms, conditions and limitations set forth in Sections 8.1 and 8.5, from and after the Closing, Stamford and Fiberite shall defend, indemnify and hold harmless Buyer, its Affiliates and if applicable, their respective directors, officers, employees, attorneys, representatives and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (each a "Buyer Indemnitee") of Buyer from and against any costs or expenses (including, without limitation, reasonable attorneys' fees, investigation costs and remediation costs), judgments, fines, losses, actions, claims, damages and assessments of any nature (collectively, "Losses") imposed on, sustained, incurred or suffered by or asserted against any Buyer Indemnitee that arise out of or relate to (i) any breach of or failure to perform any covenant to be performed on or after the Closing Date made by or on behalf of Stamford or Fiberite under this Agreement, the Other Instruments or in any certificate, exhibit or other instrument contemplated by this Agreement and delivered by Stamford or Fiberite in connection herewith and (ii) the Excluded Liabilities.

         Section 8.3  BUYER'S AGREEMENT TO INDEMNIFY.

         Subject to the terms, conditions and limitations set forth in Sections
8.1 and 8.5, from and after the Closing, Buyer shall defend, indemnify and hold harmless Stamford and Fiberite and their respective Affiliates, and if applicable, their respective directors, officers, attorneys, representatives and agents and each of the heirs, executors, successors and assigns of any of the foregoing (each a "Seller Indemnitee") of Stamford, Fiberite Holdings and Fiberite from and against any Losses imposed on, sustained, incurred or suffered by or asserted against any Seller Indemnitee that arise out of or are the result of (i) any breach of or failure to perform any covenant to be preformed on or after the Closing Date made by or on behalf of Buyer under this Agreement, the Other Instruments or in any certificate, exhibit or other instrument contemplated by this Agree-ment and delivered by Buyer in connection herewith and (ii) the Assumed Liabilities.

         Section 8.4 INDEMNIFICATION BASED ON NET DAMAGE. In calculating amounts payable from a party required to indemnify a party under this Agreement (the "Indemnifying Party") to a party entitled to indemnification under this Agreement (an "Indemnified Party"), the amount of the indemnified Losses shall be computed net of payments received by the Indemnified Party under any insurance policy or contract with respect to such Losses.

         Section 8.5 THIRD PARTY CLAIMS. In the event that a claim for indemnification ("Claim") involves a claim by a Third Party against the Indemnified Party, the Indemnifying Party shall notify the Indemnified Party in writing within ten business days after receipt of written notice from the Indemnified Party if it agrees to undertake the defense thereof. The written notice provided to the Indemnifying Party from the Indemnified Party shall be delivered promptly following the Indemnified Party's obtaining knowledge of the Claim and shall state the basis of the Claim with reasonable specificity, including the Section or Sections of this Agreement alleged to have been breached. If the Indemnifying Party so notifies the Indemnified Party, then the Indemnifying Party shall control such defense and shall bear all costs of such defense, PROVIDED, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it (the fees and expenses of which shall be borne by the Indemnified Party). Notwithstanding anything in this Section 8.5 to the contrary, the Indemnifying Party may, with the consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise any action or consent to the entry of any judgment which includes as a term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a duly executed written unconditional release of the Indemnified Party from all liability in respect of such action, which release shall be reasonably satisfactory in form and substance to counsel for the Indemnified Party. If the Indemnifying Party does not notify the Indemnified Party within ten business days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. Notwithstanding the forego-ing, the Indemnified Party, during the period the Indemnifying Party is determining whether to elect to assume the defense of a matter covered by this Section 8.5, may take such reasonable actions as it deems necessary to preserve any and all rights with respect to the matter, without such actions being construed as a waiver of the Indemnified Party's rights to defense and indemnification pursuant to this Agreement. No failure to provide any notice required by this Section 8.5 shall relieve the Indemnifying Party of any obligation to indemnify the Indemnified Party hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby.

                                      ARTICLE IX

                                    MISCELLANEOUS

              Section 9.1  FEES, EXPENSES AND TAXES.

              (a) Whether or not the transactions contemplated herein are consummated pursuant hereto, except as otherwise provided herein, each of the Parties shall pay all of its respective fees and expenses incurred by, or in connection with, or in anticipation of, this Agreement and the consummation of the transactions contemplated hereby and thereby. Each of the Parties shall indemnify and hold harmless the other parties from and against any and all claims or liabilities for brokerage commissions and financial advisory and finders' fees incurred by reason of any action taken by such Party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such Party. Buyer shall be responsible for the payment of any fee, sales tax, transfer tax, filing expense or other charge incurred in connection with the transfer of the Acquired Assets or the Acquired Business.

              (b) Each of Buyer and Fiberite shall provide the other with such assistance and documents, without charge, as may be reasonably requested by either of them in connection with the preparation of any Return, the conduct of any audit or administrative or court proceeding, and any other Tax related matter that is a subject of this Agreement. Such cooperation and assistance shall be provided to the requesting Party promptly upon its request.

              (c) Unless otherwise required by law, the Parties shall treat any indemnification payments made under this Agreement as an adjustment to the Allocable Amount for all Tax purposes, including, without limitation, in connection with all income Tax Returns and all proceedings in connection with income Taxes. Each of Buyer, Fiberite Holdings (or any successor) and Fiberite shall notify the others in the event any taxing authority is taking or proposing to take a position inconsistent with the treatment of an indemnification payment, pursuant to the first sentence of this Section 9.1(c), as an adjustment to the Allocable Amount.

         Section 9.2 FURTHER ASSURANCES. From time to time after the Closing Date, at the request of another Party hereto and at the expense of the Party so requesting, each of the parties hereto shall execute and deliver to such requesting Party such documents and take such other action as such requesting Party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

         Section 9.3 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate Party at its address or facsimile number given below (or at such other address or facsimile number for such Party as shall be specified by notice given hereunder):

              If to Stamford, to:

              Stamford FHI Acquisition Corp.
              206 Danbury Rd.
              Wilton, CT 06899
              (203) 834-6360
              Attention:  President

              with copies to:
              Latham & Watkins
              885 Third Avenue
              New York, NY 10022

              Fax No.:  (212) 751-4864
              Attention:  Steve Della Rocca, Esq.

              If to Fiberite, to:

              Fiberite, Inc.
              206 Danbury Rd.
              Wilton, CT 06899
              (203) 834-6360
              Attention:  President

with a copy to:

              Latham & Watkins
              885 Third Avenue
              New York, NY 10022
              Fax No.:  (212) 751-4864
              Attention:  Steve Della Rocca, Esq.

              If to Buyer, to:

              Hexcel Corporation
              Two Stamford Plaza
              281 Tresser Boulevard
              Stamford, CT  06901-3238
              Fax No.:  (203) 358-3972
              Attention:  Ira J. Krakower, Esq.

              with copies to:

              Skadden, Arps, Slate,
                 Meagher & Flom LLP
              919 Third Avenue
              New York, New York  10022-9931
              Fax No.:  (212) 735-2000
              Attention:  Joseph A. Coco, Esq.

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

         Section 9.4 SEVERABILITY. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law.

         Section 9.5 BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any Party hereto without the prior written consent of the other parties hereto. Notwithstanding anything herein to the contrary, this Section 9.5 shall not preclude and Buyer's consent shall not be required for the merger of Stamford, Fiberite Holdings and Fiberite immediately following the closing under the Stock Purchase Agreement and the transfer of Stamford's rights hereunder caused thereby.

         Section 9.6 BULK SALES LAW. Buyer hereby waives compliance by Fiberite with the requirements and provisions of any "bulk-transfer" laws of any jurisdiction that may otherwise be applicable with respect to the transactions contemplated by this Agreement.

         Section 9.7 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of Stamford, Fiberite and their respective successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its respective successors and permitted assigns, with respect to the obligations of Stamford and Fiberite, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

         Section 9.8  INTERPRETATION.

         (a) The article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

         (b) As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

         (c) As used in this Agreement, the term "Affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

         Section 9.9 JURISDICTION AND CONSENT TO SERVICE. Without limiting the jurisdiction or venue of any other court, each of the Parties (i) agree that any suit, action or proceeding arising out of or relating to this Agreement may be brought solely in the state or federal courts of New York;
(ii) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (iii) waive any objection which it may have to the laying of venue in any such suit, action or proceeding in any such court; and (iv) agree that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

         Section 9.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

         Section 9.11 ENTIRE AGREEMENT. This Agreement, the Disclosure Schedules, and the Exhibits and other documents referred to herein or delivered pursuant hereto which form a part hereof constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

         Section 9.12 AMENDMENT, MODIFICATION AND WAIVER. This Agreement may be amended, modified or supplemented at any time only by mutual written agreement of Stamford and Buyer. Any failure of Stamford and Fiberite, on the one hand, or Buyer, on the other hand, to comply with any term or provision of this Agreement may be waived, with respect to Buyer, by Stamford and, with respect to Stamford or Fiberite, by Buyer, by an instrument in writing signed by or on behalf of the appropriate party, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

         Section 9.13 SPECIFIC PERFORMANCE. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

         Section 9.14 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         Section 9.15 EFFECTIVE DATE. This Agreement shall be deemed an agreement between Stamford and Buyer until executed by Fiberite at which time it shall be deemed to be an agreement between Buyer, Stamford and Fiberite, and Stamford shall cause Fiberite to execute this Agreement immediately following the closing of the Stock Purchase Agreement (the "Effective Date").
 Without limiting the generality of the foregoing, all representations, warranties, covenants or other obligations of any kind made or incurred by Fiberite as a result of the execution and delivery of this Agreement shall be deemed to have been made as of, and Fiberite shall deliver its Schedules applicable to the representations and warranties it is making at, the time of its delivery of a signature page hereto.

                                      ARTICLE X

                                 CERTAIN DEFINITIONS

         For the purposes of this Agreement, the following words and phrases shall have the following meanings:

         "ACQUIRED ASSETS" has the meaning assigned in Section 1.1(a).

         "ACQUIRED BUSINESSES" means the entire business conducted by Fiberite as of the Closing Date, other than the Excluded Businesses.

         "ACQUIRED INTELLECTUAL PROPERTY" has the meaning assigned in Section 1.1(a)(ix).

         "ADMINISTRATOR" has the meaning assigned in Section 1.1(f).

         "AFFECTED EMPLOYEE" has the meaning assigned in Section 4.7(a).

         "AFFILIATE" has the meaning assigned in Section 9.8(c).

         "AGREEMENT" means this agreement, dated as of April 21, 1997, together with any amendments thereto, by and among Fiberite, Stamford and Buyer.

         "ALLOCABLE AMOUNT" has the meaning assigned in Section 4.12.

         "ALLOCATED LIABILITIES" has the meaning assigned in Section 1.1(f).

         "ALLOCATION STATEMENT" has the meaning assigned in Section 4.12.

         "ANTITRUST DIVISION" has the meaning assigned in Section 4.3.

         "ASSUMED LIABILITIES" has the meaning assigned in Section 1.1(d).

         "BILL OF SALE AND ASSIGNMENT" means the duly executed bill of sale and assignment agreement, substantially in the form attached hereto as Exhibit B, which Stamford and Fiberite will deliver to Buyer effecting the sale, assignment, transfer and delivery of the Acquired Assets.

         "BUSINESS RECORDS" has the meaning assigned by Section 4.11.

         "BUYER" means Hexcel Corporation.

         "BUYER ALLOCATED LIABILITIES" has the meaning assigned by
Section 1.1(f).

         "BUYER INDEMNITEE" has the meaning assigned by Section 8.2.

         "BUYER'S 401(K) PLANS" has the meaning assigned in Section 4.16.

         "CLAIM" has the meaning assigned by Section 8.5.

         "CLOSING" means the closing of the transactions described in
Section 1.3.

         "CLOSING DATE" means the date of the Closing as determined pursuant to
Section 1.3.

         "CODE" means the Internal Revenue Code of 1986, as amended. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or substitute or successor provisions thereto.

         "COMMON STOCK" means the shares of Common Stock, par value $.01 per share, of Fiberite Holdings.

         "COSTS" has the meaning assigned in Section 4.18.

         "DEEDS" has the meaning assigned in Section 1.1(b).

         "DOMESTIC SUBSIDIARY" has the meaning assigned in Section 1.1(a)(xvi).

         "EFFECTIVE DATE" has the meaning assigned in Section 9.15.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCLUDED ASSETS" has the meaning assigned in Section 1.1(c).

         "EXCLUDED BUSINESSES" has the meaning assigned in Section 1.1(c)(ii).

         "EXCLUDED LIABILITIES" has the meaning assigned by Section 1.1(e).

         "FIBERITE" means Fiberite, Inc.

         "FIBERITE ALLOCATED LIABILITIES" has the meaning assigned in
Section 1.1(f).

         "FIBERITE FRANCE" means Fiberite France SARL, a corporation formed under the laws of France.

         "FIBERITE HOLDINGS" means Fiberite Holdings, Inc., a Delaware corporation.

         "FIBERITE 401(K) PLANS" has the meaning assigned in Section 4.16.

         "FILING PARTY" has the meaning assigned in Section 4.20.

         "FIRPTA CERTIFICATE" has the meaning assigned in Section 1.4(d).

         "FTC" has the meaning assigned by Section 4.3.

         "GERMAN BUSINESSES" means the businesses conducted by the German Subsidiary.

         "GERMAN SUBSIDIARY" means Fiberite Europe GmbH.

         "GREENVILLE FACILITY" means the facility located at 4300 Jackson Street, Greenville, Texas.

         "HSR ACT" has the meaning assigned in Section 2A.3(b).

         "INDEMNIFIED PARTY" has the meaning assigned in Section 8.4.

         "INDEMNIFYING PARTY" has the meaning assigned in Section 8.4.

         "INTELLECTUAL PROPERTY" shall mean throughout the world (i) Patents,
(ii) Trademarks, (iii) Trade Names, (iv) Know-how, (v) shop rights and (vi) copyrights.

         "INVENTORY" has the meaning assigned by Section 1.1(a)(iv).

         "KNOW-HOW" shall mean all trade secrets, know-how (including product know-how and use and application know-how), formulas, processes, product designs, specifications, quality control procedures, manufacturing, engineering and other drawings, technology, technical information, safety information, lab journals, engineering data and design and engineering specifications, research records, market surveys and all promotional literature, customer and supplier lists and similar data.

         "LIENS" means all mortgages, pledges, security interests, liens, changes, options, easements, rights of way or other encumbrances.

         "LOSSES" has the meaning assigned in Section 8.2.

         "MATERIAL ADVERSE EFFECT" means an event which has a material adverse effect on the business, operations, financial condition or results of operations of the Acquired Businesses taken as a whole, or materially impairs the value or usefulness of the Acquired Assets taken as a whole.

         "NON-ASSIGNED CONTRACTS" has the meaning set forth in Section 4.14.

         "NON-FILING PARTY" has the meaning assigned in Section 4.20.

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

         "ORANGE BUSINESSES" has the meaning assigned in Section 1.1(c)(ii).

         "ORANGE FACILITY" means the facility located at 645 North Cypress, Orange California.

         "OTHER INSTRUMENTS" has the meaning assigned in Section 1.1(b).

         "PARTIES" has the meaning set forth in the preamble.

         "PATENTS" shall mean patents (including all reissues, divisions, re-examinations, continuations, continuations in part and extensions thereof), patent applications and patent disclosures docketed and all other patent rights.

         "PERMITTED LIENS" means mechanics', carriers', workers', repairers', materialmens', warehousemens' and other similar Liens arising or incurred in the ordinary course of business consistent with past practice and which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         "PERSON" has the meaning assigned in Section 9.8(b).

         "PLANS" means the Fiberite, Inc. Pension Plan, the Fiberite, Inc. Service Related Pension Plan, the Fiberite, Inc. 401(k) Plan I, and the Fiberite, Inc. 401(k) Plan II.

         "PRE-CLOSING ADJUSTMENT" has the meaning assigned by Section 4.22.

         "PRIOR OCCURRENCES" has the meaning assigned by Section 4.8.

         "PURCHASE PRICE" has the meaning set forth in Section 1.2(a).

         "RETURN" means any report, return or other information filed with or required to be supplied to a taxing authority in connection with Taxes.

         "SCHEDULE(s)" means any schedule(s) included in the Disclosure
Schedule.

         "SELLER INDEMNITEE" has the meaning assigned in Section 8.3

         "SELLING STOCKHOLDERS" shall refer to the stockholders and optionholders of Fiberite Holdings existing immediately prior to the closing of the Stock Purchase Agreement.

         "STAMFORD" means Stamford FHI Acquisition Corp.

         "STOCK PURCHASE AGREEMENT" means the Stock Purchase and Sale Agreement, dated as of April 20, 1997 by and among Stamford, Fiberite and the Selling Stockholders.

         "TAXES" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, gross receipts, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding, social security and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), and all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

         "THIRD PARTIES" means any parties other than the Parties to this Agreement and their respective Affiliates.

         "TRADEMARKS" shall mean trademarks and service marks, registrations thereof, pending applications therefor and such unregistered rights as may exist through use.

         "TRADE NAMES" shall mean trade names, brand marks, trade dress, brand names, logos and all other names and slogans or product goodwill for which no trademark registration has been obtained and for which no application is pending.

         "UNDERTAKING" means the duly executed undertaking, substantially in the form attached hereto as Exhibit C, whereby Buyer will assume and agree to pay and discharge the Assumed Liabilities.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.


                                       STAMFORD FHI ACQUISITION CORP.


                                       By:
                                          -----------------------------------
                                       Title:
                                             --------------------------------


                                       FIBERITE, INC.


                                       By:
                                          -----------------------------------
                                       Title:
                                             --------------------------------


                                       HEXCEL CORPORATION


                                       By:
                                          -----------------------------------
                                       Title:
                                             --------------------------------


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